Exhibit 99.2

Contact:
Jordan Bieber | 5W Public Relations | jbieber@5wpr.com| 212-584-4301

EXCEL CORPORATION ANNOUNCES THE ACQUISITION OF CREDIT CARD MERCHANT ACQUIRING COMPANY EXCEL BUSINESS SOLUTIONS INC.

Startup Company Intends To Provide Credit And Debit Card Processing Services for Merchants

New York, NY January XX, 2013—Excel Corporation (OTC Bulletin Board: EXCC) has announced the acquisition of startup credit card merchant acquiring company, Excel Business Solutions Inc. As a wholly owned subsidiary of Excel Corp., Excel Business Solutions intends to provide credit and debit card processing services for merchants in a variety of industries.

Excel Business Solutions will seek to provide bank card payment services to merchants in the US. In addition to deploying its own sales effort, the company will recruit Independent Sales Organizations to act on  Excel’s behalf. Excel Business Solutions has also positioned itself to engage in the business of purchasing recurring monthly residual income streams from existing ISO/Processor contracts. RBL Capital Group, LLC has issued a non-binding Letter of Intent reflecting terms to underwrite and subsequently finance the acquisition of up to $20 Million of Merchants Based Portfolios.

David Popkin, a successful real estate developer, has come aboard to head the newly combined Excel Corp. Mr. Popkin has managed efforts to acquire property, worked with city agencies to properly entitle prospective developments, established banking relationships to assure appropriate financing, managed hi-rise construction and oversaw marketing and sales efforts. “David’s diverse background and demonstrated ability to manage many different aspects of business make him the right person to drive this combined effort. I feel confident that I am putting the company in capable hands,” says Ruben Azrak, outgoing CEO of Excel Corp.

“We are excited to be making this acquisition,” added Azrak. “This is a strategic growth engine for Excel Corp. and comes with the added benefit of some of the most talented folks in the industry. It is great to have David, and his management team on board.”

In addition to Mr. Popkin, the management team includes Marcus Clapman and Kutty Chanin. Mr. Clapman served as the Director of Business Development at Business Payment Systems.
He aided in strategic investments, product development, cultivating ISO relationships and third party alliances that directly contributed to that company achieving $3.5 Billion in annual transactional volume and becoming the largest Merchant Acquirer as measured by registered representatives.

Mr. Chanin, as Director of Sales for Tribul Merchant Services over the last five years, has sought out, recruited and ultimately engaged some of the most productive ISOs in the credit card industry. Prior to working at Tribul, Mr. Chanin worked cooperatively with Mr. Clapman as the Vice President of Sales at Business Payment Systems.

“This transaction is a great opportunity for everyone involved,” says David Popkin, CEO of Excel Business Solutions. “The combined public entity has afforded us the ability to attract great talent like Mr. Clapman and Mr. Chanin as well as the potential facility to finance the acquisition of existing portfolios. Excel Corp.’s background in retail will be an invaluable asset. The company is really going to benefit from all these advantages.”

In connection with the acquisition, Excel Corp. issued 33,532,446 shares of its common stock to the shareholders of Excel Business Solutions. Immediately following the acquisition, there were 65,201,223 shares of Excel Corp. common stock issued and outstanding, plus the company is contractually obligated to issue an additional 1,863,669 shares of common stock in exchange for certain preferred shares of its subsidiary. In addition, Charles, Ruby and Victor Azrak resigned as officers but will remain as members of the Board of Directors while focusing on the existing licensing business. David Popkin, Marcus Clapman and Antonio Rubio have joined the Board of Directors as well. David Popkin and Shawn Alcoba have been appointed Chief Executive Officer and Comptroller of Excel Corp., respectively.. Additional information regarding the acquisition will be contained in the company’s Current Report on Form 8-K that be will filed with the SEC in the next few days.

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About Excel: Excel is a publicly traded licensing, merchandising, and distribution company, focused on bringing national and international brands to the retail marketplace through licensing opportunities, including the representation of brands, trademarks, designers, events, and personalities of high standing in the industry. Excel’s key executives have over 30 years of licensing experience and have established programs at retail which have generated cumulative sales of over one billion dollars.

Forward-Looking Statements: Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the Company’s ability to purchase monthly residual income streams through the purchase of ISO/Processor contracts, to deploy our sales and marketing team to sign up merchants, to enter into a definitive agreement for the line of credit with RBL Capital Group, and other factors discussed from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.